EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-163996, 333-177833, and 333-188464 on Form S-3 and Registration Statement Nos. 333-143275 and 333-44999 on Form S-8 of our reports dated May 11, 2015 relating to the consolidated financial statements of Ocwen Financial Corporation (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding certain challenges and uncertainties that could have significant adverse effects on its business), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
May 11, 2015